EXHIBIT 12

Apogent Technologies Inc.

Computation of Ratio of Earnings to Fixed Charges

	Fiscal Year Ended September 30,					Pro forma 2002	Six Months Ended March 31,		Pro forma 2003
	1998	1999	2000	2001	2002		2002	2003
	(unaudited)	(unaudited)				(unaudited)	(unaudited)	(unaudited)	(unaudited)
Fixed Charges:
Interest expense	$35,270	$41,228	$49,584	$48,820	$40,737	$55,757	$20,578	$20,792	$28,302
Deferred financing	151	224	521	472	3,461	3,531	1,741	1,803	1,838
1/3 Rental expense	1,343	2,235	2,905	3,575	4,467	4,467	1,931	2,288	2,288

	$36,764	$43,687	$53,010	$52,867	$48,665	$63,755	$24,250	$24,883	$32,428
Earnings:
Pre tax income from continuing operations	$85,789	$119,333	$134,759	$166,894	$205,311	$205,311	$95,397	$93,983	$93,983
Add: Fixed charges	36,764	43,687	53,010	52,867	48,665	63,755	24,250	24,883	32,428
Earnings	122,553	163,020	187,769	219,761	253,976	269,066	119,647	118,866	126,411
Ratio of Earnings to Fixed Charges	3.3	3.7	3.5	4.2	5.2	4.2	4.9	4.8	3.9

Rental Expense	$4,028	$6,704	$8,716	$10,725	$13,402	$13,402	$5,792	$6,863	$6,863